EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 of IceWEB, Inc., SEC File No. 333-178954 (the "Registration Statement"), and the related prospectuses, of our audit report dated December 28, 2012, on the consolidated balance sheet of IceWEB, Inc. and Subsidiaries as of September 30, 2012 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year then ended, which is included in the Annual Report on Form 10-K of IceWEB, Inc. for the year ended September 30, 2012. We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ D’Arelli Pruzansky, P.A.
Certified Public Accountants

Boca Raton, Florida

April 30, 2013